                                                                                                        EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
 AND PREFERRED DIVIDENDS
                                                      1996
                                              3 Months   12 Months
                                                Ended       Ended                   Year Ended December 31,
                                              March 31    March 31      1995       1994        1993       1992       1991
   Earnings:
A.  Net Income                                $22,200     $ 55,367    $ 52,722   $ 50,929    $ 50,390   $ 47,688   $ 42,941
B.  Federal Income Tax                         12,049       30,326      28,687     26,806      27,158     24,363     21,361
C.   Earnings before Income Taxes              34,249       85,693      81,409     77,735      77,548     72,051     64,302
D.  Total Fixed Charges <F1>                    7,403       30,210      30,433     32,679      33,820     34,888     37,737
E. Total Earnings                             $41,652     $115,903    $111,842   $110,414    $111,368   $106,939   $102,039
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247              $   808     $  4,429    $  4,903   $  5,127    $  5,562   $  5,544   $  5,659
G.  Less Allowable Dividend Deduction              32          428         528        528         528        544        544
H.  Net Subject to Gross-up                       776        4,001       4,375      4,599       5,034      5,000      5,115
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)                  1.543        1.548       1.544      1.526       1.539      1.511      1.497
J.  Pref. Dividend (Pre-tax) (HxI)              1,197        6,194       6,755      7,018       7,747      7,555      7,657
K.  Plus Allowable Dividend Deduction              32          428         528        528         528        544        544
L. Preferred Dividend Factor                    1,229        6,622       7,283      7,546       8,275      8,099      8,201
M. Fixed Charges (D)                            7,403       30,210      30,433     32,679      33,820     34,888     37,737
N.  Total Fixed Charges
     and Preferred Dividends                  $ 8,632     $ 36,832    $ 37,716   $ 40,225    $ 42,095   $ 42,987   $ 45,938
O. Ratio of Earnings to Fixed
    Charges (E/D)                                5.63         3.84        3.68       3.38        3.29       3.07       2.70
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)                4.83         3.15        2.97       2.74        2.65       2.49       2.22

<F1>
Includes a portion of rent expense deemed to be representive of the interest factor.